Exhibit 99.1

Murphy USA Inc. Announces Management Changes

El Dorado, Ark. – February 10, 2015 - - Murphy USA Inc. (NYSE:MUSA) announced today the following management changes effective immediately.

Jeff Goodwin, currently Senior Vice President Retail Operations, will retire on March 31, 2015 after a 14-year career with the Company.  Jeff began his career at Murphy USA as a District Manager in 2001 and held positions including Maintenance Manager, Division Manager,  Region Manager and various other positions before assuming his current role in 2012.  President and CEO, Andrew Clyde, commented that “Jeff has accomplished a great deal in his career at Murphy USA.  As one of our early leaders in the field, he was instrumental in building the incredible business that we have today. We are grateful for his long-term service and his dedication to Murphy USA. We all wish Jeff well in his retirement.”

Effective immediately, Marn Cheng will become Senior Vice President, Retail Operations & Support, and assume responsibilities for Field Operations along with many of his existing Operations Support roles. Mr. Cheng graduated from Texas Tech with a B.A. in Marketing and also received his M.B.A. at Texas Tech.  He started his career at Murphy USA as a District Manager in 2000 and held positions including Maintenance Manager, Division Manager, Pricing Manager, General Manager Retail Marketing, Vice President of Field Operations and various other positions before being named to his current postion of Senior Vice President, Retail Operations Support.  Mr. Clyde commented that “Marn has served in a diverse set of roles over his career at Murphy USA. He is well prepared for this new leadership position as Murphy USA continues to grow in the future.”

Contact: Investors/Media

Tammy L. Taylor (870) 881-6853, Sr. Manager Investor Relations and Corporate Communications
taylotl@murphyusa.com